UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 12, 2012

REDPOINT BIO CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware	000-51708	22-3393959
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Redpoint Bio Corporation

5501 Old York Road

Philadelphia, Pennsylvania 19141

(Address of Principal Executive Offices)

(215) 456-2312
Registrant’s Telephone Number, Including Area Code:

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 14, 2012, Redpoint Bio Corporation, a Delaware corporation (the “Company”), entered into an Exchange Transaction Agreement (the “Exchange Agreement”) with Celator Pharmaceuticals, Inc., a Delaware corporation (“Celator”). Celator is a privately-held development stage company developing drug combination products based on its proprietary drug ratio technology platform.

Under the Exchange Agreement, holders of shares of Celator’s common stock, par value $0.001 per share (“Celator Common Stock”), will exchange (the “Exchange Transaction”) such shares of Celator Common Stock for shares of newly designated Series A Preferred Stock of the Company (“Company Preferred Stock”). Upon the completion of the Exchange Transaction, Celator will become a subsidiary of the Company. The contemplated transaction values the Company at approximately $1.5 million. The existing stockholders of the Company will own shares representing approximately 2.3% of the voting power attributable to the outstanding shares of capital stock of the combined company. The percentage ownership of the Company’s stockholders in the combined company is subject to adjustment based on the pre-money valuation of Celator in the proposed financing referenced below and the dilution attributable to such financing. The Company Preferred Stock will be convertible into shares of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”), assuming sufficient available authorized shares of Company Common Stock, which the Company intends to accomplish through the amendment of its Certificate of Incorporation at a meeting of stockholders to be held after the closing of the Exchange Transaction.

The consummation of the Exchange Transaction and the transactions contemplated by the Exchange Agreement are subject to certain closing conditions, including the consummation of a financing concurrently with the Exchange Transaction. There can be no assurance that the Exchange Transaction will be consummated as certain closing conditions, including the financing, are not within the control of the Company.

As of May 31, 2012, the Company had approximately $23,000 of cash and an aggregate of $514,000 in liabilities. The Company believes that its current capital resources and the commitment by Celator to fund certain necessary expenses are only sufficient to meet certain of its operating requirements through mid-August 2012, which raises substantial doubt about the Company’s ability to continue as a going concern.

It is contemplated that the Exchange Agreement will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Each Member of the Board of Directors of the Company has agreed, upon completion of the Exchange Transaction, to tender his resignation and appoint six (6) individuals designated by Celator to the Board of Directors.

(e) On June 12, 2012, the Company entered into a letter agreement (the “Letter Agreements”) with each of Scott M. Horvitz and F. Raymond Salemme which memorializes and confirms prior agreements. Pursuant to the terms of the Letter Agreements, the Company wrote down ninety percent (90%) of the deferred compensation and ninety percent (90%) of the amounts that would otherwise be owed to each of Mr. Horvitz and Dr. Salemme (the “Management Writeoff”) from the Company, pursuant to any severance arrangement included in their respective employment agreements, each as amended. The parties also agreed that any remaining amounts of deferred compensation and deferred severance payments otherwise owed to each of Mr. Horvitz and Dr. Salemme shall only be paid to them upon a change of control. Notwithstanding the foregoing, the parties also agreed that in the event the Company files for bankruptcy before a change of control, each of Mr. Horvitz and Dr. Salemme shall continue to be entitled to their full amount of deferred compensation, including the Management Writeoff. The consummation of the transactions contemplated by the Exchange Agreement would constitute a change of control for purposes of the foregoing arrangements with Messrs. Salemme and Horvitz.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Side Letter, by and between the Company and Scott M. Horvitz, dated June 12, 2012.

10.2	Employment Side Letter, by and between the Company and F. Raymond Salemme, dated June 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDPOINT BIO CORPORATION

Dated: June 14, 2012

	By:	/s/ Scott Horvitz
	Name: Title:	Scott Horvitz President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary